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                                                                    EXHIBIT 99.3

                                                            RESTATED EXHIBIT A-1
                                                     FORM OF LINE OF CREDIT NOTE

                          REVOLVING LINE OF CREDIT NOTE

$40,000,000                                              Los Angeles, California
                                                                January 21, 2005

      FOR VALUE RECEIVED, the undersigned VIRCO MFG. CORPORATION ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 333 South Grand Avenue, Suite 940, Los Angeles, California 90071, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Forty Million Dollars ($40,000,000), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

      This Revolving Line of Credit Note (this "Note") replaces the Line of Credit Note originally issued on January 27, 2004 pursuant to the Amended and Restated Credit Agreement dated as of January 27, 2004 (as amended, restated, supplemented or otherwise modified, the "Credit Agreement") between Borrower and Bank. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined. Reference hereby is made to the Loan Documents for a description of the assets in which a Lien has been granted, the nature and extent of the security and the guaranties, the terms and conditions upon which the Liens and each guaranty were granted and the rights of the holder of this
Note in respect thereof.

      DEFINITIONS:

      As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

      (a) "Applicable Margin" means, as of any date of determination, (i) 1.50% minus (ii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and the reduction in the outstanding principal amount of the Term Loan contemplated by this clause (ii) was not effected with the net cash proceeds from an Advance or a sale of assets (other than sales of inventory in the ordinary course of business) (A) if the aggregate principal amount of the Term Loan outstanding is less than $15,000,000 but greater than or equal to $10,000,000, 0.25%, (B) if the aggregate principal amount of the Term Loan outstanding is less than $10,000,000 but greater than or equal to $5,000,000, 0.50%, and (C) if the aggregate principal amount of the Term Loan outstanding is less than $5,000,000, 0.75%.

      (b) "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are

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calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

      (a) Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum equal to the Prime Rate in effect from time to time plus the Applicable Margin. Each change in the Prime Rate shall become effective on the date such change is announced within Bank.

      (b) Payment of Interest. Interest accrued on this Note shall be payable on the first day of each month, commencing February 1, 2005.

      (c) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

      (a) Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount set forth above or such lesser amount as shall at any time be available hereunder, as set forth in the Credit Agreement. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on Line of Credit Termination Date.

      (b) Advances. Advances hereunder, to the total amount of the principal sum stated above, may be made by the holder at the oral or written request of (i) Robert A. Virtue, Robert Dose, Doug Virtue or Bassey Yau, any one of them acting alone, who are authorized to request Advances and direct the disposition of any Advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (ii) any person, with respect to Advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request Advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an Advance is or has been authorized by Borrower.

      (c) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

PREPAYMENT:

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      (a) Borrower may prepay principal on any portion of this Note at any time, in any amount and without penalty.

      (b) The principal Indebtedness evidenced hereby shall be payable as follows and without set off, counterclaim or reduction of any kind:

            (i) the amount, if any, by which the LC Usage Amount at any time exceeds the lesser of the Maximum Line of Credit Amount or the Borrowing Base at such date shall be payable immediately; and

            (ii) the principal Indebtedness evidenced hereby shall be payable on the Line of Credit Termination Date.

EVENTS OF DEFAULT:

      Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

      (a) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

      (b) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

                            [Signature Page Follows]

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      IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

                              VIRCO MFG. CORPORATION

                              By: /s/ Robert E. Dose
                                  ----------------------------------
                              Name:  Robert E. Dose
                              Title: Vice President-Finance,Secretary and
                                     Treasurer